Exhibit 99.1

ARMSTRONG FLOORING REPORTS SECOND QUARTER 2016 RESULTS

- Reports Diluted EPS of $0.20 and Adjusted Diluted EPS1 of $0.41 -

- Net Income of $5.7 Million; Adjusted EBITDA1 Increases to $30.5 Million -

- Narrows 2016 Adjusted EBITDA1 Outlook to $70 million to $80 million -

Lancaster, PA, August 12, 2016. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the quarter ended June 30, 2016, marking its first quarter as a standalone company. On April 1, 2016, the Company began operating as an independent, publicly traded company following the completion of the Company’s spin-off from Armstrong World Industries, Inc. (“AWI”).

“We continued to execute on our strategic priorities to deliver another quarter of EBITDA gains,” said Don Maier, Chief Executive Officer. “I am especially pleased with our continued growth in the Luxury Vinyl Tile (“LVT”) and Wood product categories. However, total revenues were challenged by industry price pressures and weakness in the Pacific Rim region. That said, our first half results for 2016 are on track to deliver on our medium-term goals.”

Second Quarter of 2016 Compared with Second Quarter of 2015

	Three Months Ended June 30,
(Dollars in millions except per share data)	2016	2015	Change
Net sales	$323.7	$326.6	(0.9%)
Operating income	$11.8	$14.6	(19.7%)
Net income	$5.7	$8.6	(33.8%)
Diluted earnings per share	$0.20	$0.31	(35.5%)
Adjusted net sales[1]	$323.0	$324.3	(0.4%)
Adjusted EBITDA[1]	$30.5	$28.3	7.8%
Adjusted EBITDA margin	9.4%	8.7%	70bps
Adjusted net income[1]	$11.6	$11.1	4.5%
Adjusted diluted earnings per share[1]	$0.41	$0.40	2.5%

In the second quarter of 2016, net sales decreased 0.9% to $323.7 million compared to $326.6 million in the second quarter of 2015, reflecting lower net sales in the Pacific Rim region and flat net sales in North America.

[1]	Adjusted net sales, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share are non-GAAP measures reconciled in the supplemental tables below

Net income of $5.7 million, or $0.20 per diluted share, compares to $8.6 million, or $0.31 per diluted share, in the prior year quarter. The decline primarily reflected the higher impact of new duty rates versus the prior period related to prior years’ imports of multilayered wood flooring from China and the impact of lower net sales. Second quarter adjusted net income of $11.6 million, or $0.41 per diluted share, compares to $11.1 million, or $0.40 per diluted share in the prior year quarter.

Adjusted EBITDA grew to $30.5 million compared to $28.3 million in the prior year quarter. Adjusted EBITDA as a percent of adjusted net sales expanded to 9.4% from 8.7% for the comparable prior year period, largely due to the margin benefit of lower input costs and lower promotional spending, partially offset by costs associated with the ramp-up of the LVT operation in Lancaster, PA.

Resilient Flooring Segment

	Three Months Ended June 30,
(Dollars in millions)	2016	2015	Change
Net sales	$194.7	$199.9	(2.6%)
Operating income	$13.4	$14.8	(9.4%)
Adjusted net sales	$194.2	$198.1	(2.0%)
Adjusted EBITDA	$22.9	$22.1	3.6%
Adjusted EBITDA margin	11.8%	11.1%	70bps

Net sales were $194.7 million compared to $199.9 million in the prior year period. Net sales declined primarily due to lower price in response to competitor actions. Volume was lower primarily due to net inventory reductions at strategic retail customers relative to the prior year quarter and lower net sales in the Pacific Rim region. Lower volume was offset by improvements in mix mainly attributable to LVT product growth.

Segment operating income of $13.4 million in the quarter compares to operating income of $14.8 in the prior year quarter due to lower net sales and an increase in costs, including depreciation, associated with the ramp-up of the LVT operation.

Adjusted EBITDA was $22.9 million, $0.8 million higher than in the prior year quarter as favorable input costs and lower promotional spending more than offset the impact of lower net sales and LVT operation ramp-up costs.

Wood Flooring Segment

	Three Months Ended June 30,
(Dollars in millions)	2016	2015	Change
Net sales	$129.0	$126.7	1.8%
Operating (loss)	($1.6)	($0.2)	nm
Adjusted net sales	$128.8	$126.3	2.0%
Adjusted EBITDA	$7.6	$6.2	22.6%
Adjusted EBITDA margin	5.9%	4.9%	100bps

Net sales increased 1.8% to $129.0 million compared to the prior year quarter primarily attributable to higher volume, partially offset by lower price and unfavorable mix. Volume growth and price compression resulted from targeted pricing actions with strategic retail customers. The volume increase also reflected recovery from our prior year service issues resulting from the engineered product capacity ramp-up at our Somerset plant. Unfavorable mix reflected a greater proportion of sales to large strategic retail customers relative to the independent retail channel serviced by distribution.

Wood Flooring segment operating loss of $1.6 million versus a loss of $0.2 million in the prior year quarter reflected higher year-over-year expense of $1.9 million on new duty rates related to prior years’ imports of mutilayered wood flooring from China.

Adjusted EBITDA increased to $7.6 million compared to $6.2 million in the prior year quarter due to volume growth, manufacturing productivity, and lower lumber costs, partially offset by lower price and unfavorable mix.

Liquidity

As of June 30, 2016, the Company had $101.6 million of cash on the balance sheet and held long-term debt of $100.0 million. On April 1, 2016, the Company entered into a $225 million asset-based revolving credit facility with a five-year maturity. Concurrent with the closing of the credit facility, the Company borrowed $100.0 million.

Full Year 2016 Outlook

Jay Thompson, Chief Financial Officer, stated, “Based on year-to-date performance and current market conditions, we have revised our full year 2016 financial outlook. We now expect adjusted EBITDA to be in the range of $70 million to $80 million, compared to a prior outlook of $65 million to $80 million, and adjusted net sales to be in the range of $1,205 million to $1,235 million, versus a prior outlook of $1,200 million to $1,250 million. Also, we now expect to spend between $45 million to $50 million for capital expenditures, compared to a prior estimate of $50 million to $60 million, and to generate positive free cash flow for the full year 2016.”

Conference Call and Webcast

The Company will host a live webcast and conference call to review second quarter results on Friday, August 12, 2016 at 10:00 a.m. EDT. The live webcast and accompanying slide presentation will be available on the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for one year, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13641287.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 3,700 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Jason Chudoba

646-277-1249

AFI@icrinc.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended June 30,
	2016	2015
Net sales	$323.7	$326.6
Cost of goods sold	260.5	260.2

Gross profit	63.2	66.4
Selling, general and administrative expenses	51.4	51.8

Operating income	11.8	14.6
Interest expense	0.7	—
Other non-operating expense	1.9	0.1
Other non-operating income	0.2	—

Income from continuing operations before income taxes	9.4	14.5
Income tax expense	3.7	5.7

Income from continuing operations	5.7	8.8
Net (loss) from discontinued operations	—	(0.2)

Net income	$5.7	$8.6

Weighted average number of common shares outstanding - Basic	27.9	27.7

Basic earnings per share of common stock	$0.21	$0.31

Weighted average number of common shares outstanding - Diluted	28.3	27.7

Diluted earnings per share of common stock	$0.20	$0.31

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less net cash from investing activities. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending in 2015, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings as of April 1, 2015; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of expenses the Company will incur post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Total	Resilient	Wood	Total	Resilient	Wood
Net Sales	$323.7	$194.7	$129.0	$326.6	$199.9	$126.7
Foreign exchange rate comparability	(0.7)	(0.5)	(0.2)	(2.3)	(1.8)	(0.4)

Adjusted Net Sales	$323.0	$194.2	$128.8	$324.3	$198.1	$126.3

Net Income	$5.7			$8.6
Net loss from discontinued operations	—			0.2
Interest Expense	0.7			—
Other (Income) & Expense	1.7			0.1
Taxes	3.7			5.7

Operating Income	11.8	13.4	(1.6)	14.6	14.8	(0.2)
Depreciation and amortization	10.8	7.8	3.0	9.3	6.3	3.0
Multilayered wood flooring duties and cost reduction expense	5.9	—	5.9	4.2	0.2	4.0
U.S. pension expense	2.2	1.8	0.4	1.8	1.8	—
Adjustment for corporate expense	—	—	—	(0.7)	(0.4)	(0.3)
Foreign exchange rate comparability	(0.1)	(0.1)	—	(1.0)	(0.7)	(0.3)

Adjusted EBITDA	$30.5	$22.9	$7.6	$28.3	$22.1	$6.2

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	$ million		Per diluted share	$ million		Per diluted share
Net Income	$5.7		$0.20	$8.6		$0.31
Multilayered wood flooring duties and cost reduction expense	5.9			4.2
U.S. pension expense	2.2			1.8
Adjustment for corporate expense	—			(0.7)
Pro forma adjustment for interest expense	—			(0.7)
Other (Income) & Expense	1.7			0.1
Foreign exchange rate comparability	(0.1)			(1.0)
Tax impact of adjustments at Q2 effective tax rate	(3.8)			(1.4)
Net loss from discontinued operations	—			0.2

Adjusted Net Income	$11.6		$0.41	$11.1		$0.40